EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Third Fiscal Quarter 2022 Results

Third Fiscal Quarter Highlights (all comparisons made to the June 2021 quarter)
•	Net sales of $3.7 billion, up 6% on comparable basis
•	Operating income of $336 million; Operating EBITDA of $550 million, up 2% on comparable basis
•	Earnings per share of $1.58; Adj. earnings per share of $2.03, up 10% on comparable basis
•	$637 million of share repurchases year-to-date, an 8% reduction in total shares outstanding
•	Fiscal 2022 adjusted earnings per share target of $7.40 and free cash flow target of $750 million

EVANSVILLE, Ind. – August 3, 2022 – Berry Global Group, Inc. (NYSE:BERY), a leading supplier of sustainable packaging solutions for consumer goods and industrial products, today reported its third fiscal quarter 2022 results, referred to in the following as the June 2022 quarter.

Berry’s Chairman and CEO Tom Salmon said, “For the third fiscal quarter, we reported solid quarterly results including record revenues for any June quarter in our history as underlying demand for our products remained resilient.  As we continue to navigate the current environment, we remain focused on cost productivity and working collaboratively with our customers to increase prices to offset rising costs.  Adjusted earnings per share came in better than our expectation and was a quarterly record for any period in our history, increasing by 10% versus the prior year on a comparable basis.  Furthermore, we continued to increase cash returned to shareholders as we repurchased an additional $286 million of shares, or 4% of our total shares outstanding, in the quarter.

“Our consistent and dependable free cash flow, accompanied by our large-scale and diverse portfolio, provides a resilient and steady business through any economic cycle.  Additionally, we continue to prudently invest in each of our businesses to maintain and grow our world-class, low-cost manufacturing base, with an emphasis on organic growth and key growth markets and regions.  The continued positive momentum from our investments in areas such as health and wellness, personal care, and food safety drive our business toward more sustainable packaging solutions and provide us with a path to deliver long-term, consistent, volume and earnings growth.”

June 2022 Quarter Results

Key Financials (1)
				Quarterly Periods Ended
GAAP results (in millions, except per share data)				July 2, 2022	July 3, 2021
Net sales				$3,726	$3,675
Operating income				336	343
EPS (diluted)				1.58	1.40

	Quarterly Periods Ended			As Reported change	Comparable basis change
	July 2, 2022	July 3, 2021	July 3, 2021
Adjusted non-GAAP results		Reported	Comparable
Net sales	$3,726	$3,675	$3,508	1%	6%
Operating EBITDA	550	565	540	(3%)	2%
Adjusted EPS (diluted)	2.03	1.89	1.85	7%	10%

(1)
Adjusted non-GAAP results excludes items not considered to be ongoing operations.  In addition, comparable basis change excludes the impacts of foreign currency and recent divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.

Consolidated Overview
The net sales growth is primarily attributed to increased selling prices of $301 million due to the pass through of inflation.  On a two-year basis, organic volumes were up 3%, as we reported strong organic volume growth of 5% a year ago, compared to a 2% decline in the quarter.  The volume decline is primarily attributed to general market softness in industrial markets and the moderation of advantaged products related to the easing of the COVID-19 pandemic. Net sales were also impacted by a $151 million unfavorable impact from foreign currency changes and prior year quarter divestiture sales of $16 million.

The operating income decrease is primarily attributed to a $22 million unfavorable impact from foreign currency, and an $11 million unfavorable impact from the volume decline, partially offset by a $28 million favorable impact from price cost spread and product mix.

Consumer Packaging - International
The net sales growth in the Consumer Packaging International segment is primarily attributed to increased selling prices of $138 million due to the pass through of inflation, partially offset by a $99 million unfavorable impact from foreign currency changes, an organic volume decline of 2%, and prior year quarter divestiture sales of $16 million.  The volume decline is primarily attributed to market softness in industrial markets.

The operating income increase is primarily attributed to a $15 million favorable impact from price cost spread and productivity, and a decrease in depreciation and amortization expense, partially offset by a $15 million unfavorable impact from foreign currency changes.

Consumer Packaging - North America
The net sales growth in the Consumer Packaging North America segment is primarily attributed to increased selling prices of $80 million due to the pass through of inflation.

The operating income increase is primarily attributed to a $30 million favorable impact from price cost spread.

Health, Hygiene, & Specialties
The net sales decline in the Health, Hygiene & Specialties segment is primarily attributed to a 3% volume decline and a $17 million unfavorable impact from foreign currency changes.  The volume decline is primarily attributed to the moderation of advantaged products related to the easing of the COVID-19 pandemic.

The operating income decrease is primarily attributed to a $49 million unfavorable impact from negative product mix, lag in recovering inflation, and an unfavorable impact from foreign currency changes.

Engineered Materials
The net sales growth in the Engineered Materials segment is primarily attributed to increased selling prices of $81 million due to the pass through of inflation, partially offset by a volume decline of 4% and a $35 million unfavorable impact from foreign currency changes.  The volume decline is primarily attributed to pivoting the sales mix to higher-value categories and general market softness.

The operating income increase is primarily attributed to a $29 million favorable impact from price cost spread, partially offset by an unfavorable impact from foreign currency changes and the volume decline.

Capital Allocation
Berry repurchased approximately 11 million shares (approximately 8% of outstanding shares) during the three quarters ended July 2, 2022 for a total cost of approximately $637 million.  The Company expects to repurchase at least $700 million of shares in fiscal 2022.  The Company currently has approximately $400 million remaining on its authorized $1 billion share repurchase program.  The share repurchases reflect the continued execution of the Company’s opportunistic capital allocation strategy, which includes funding organic growth projects, share repurchases, debt pay down, divestitures and strategic acquisitions.  Additionally, in our fiscal fourth quarter we expect to use a portion of our remaining cash to reduce our leverage and end the year in our targeted long-term range of 3.0 – 3.9x, net debt to adjusted EBITDA.

In line with our focus of driving long-term shareholder value, over the past several years, we have divested several small businesses.  As we continue to focus on driving maximum shareholder value and alongside our commitment to drive sustainable organic growth, we will continue to optimize our portfolio and believe we have more opportunities, over the next few years, to further elevate and strengthen our portfolio.  Given our consistent and dependable free cash flow along with strategic divestiture opportunities we expect to continue to provide capital back to our shareholders along with lowering our leverage.  So far this year we have completed three divestitures delivering proceeds of approximately $150 million.

Outlook for Fiscal Year 2022

Fiscal 2022 Target
Adjusted earnings per diluted share	$7.40
Free cash flow	$750 million

Berry is now targeting fiscal 2022 adjusted earnings per share of $7.40.  The updated guidance assumes operating EBITDA of $2.15 billion, which we are reaffirming and includes continued inflation recovery offset by foreign currency headwinds from the strengthening of the U.S. dollar.  The estimate would be a fiscal year record and our tenth consecutive year of adjusted earnings per share growth.  Additionally, we expect low-single digit organic volume growth in our fiscal fourth quarter.  The Company is also now targeting free cash flow of $750 million which includes cash flow from operations of $1.5 billion less capital expenditures of $750 million.  Our updated cash flow outlook includes a one-time increase in working capital of approximately $150 million due to inflation and from our proactive decision to carry higher inventory levels for our customers to mitigate potential supply chain risks and challenges which continue to impact our business.  We expect these higher inventory levels to be temporary and will therefore increase future cash flows as we return to normalized levels as supply chains improve.  Therefore, we would continue to expect normalized free cash of $900 million, in future years, as these conditions improve.

Salmon added, “We are pleased with the hard work delivered by our employees around the world, delivering solid quarterly results in the face of persistently higher operating costs and a continuously changing economy.  We are committed to recovering inflation and continue to see supply chain improvements along with the onboarding of new business and capital investments.  Our guidance for the year includes returning $700 million to shareholders via share repurchases and ending the year in our targeted leverage range of 3.0 to 3.9 times as we have previously communicated.  We believe we are well-positioned for continued value creation and returning capital to our shareholders through our dependable and consistent free cash generation along with strategic divestiture opportunities which will allow us additional opportunistic share repurchases and further debt repayment.”

Investor Conference Call
The Company will host a conference call today, August 3, 2022, at 10 a.m. U.S. Eastern Time to discuss our third fiscal quarter 2022 results.  The telephone number to access the conference call is (800) 715-9871 (U.S. & Canada), or (646) 307-1963 (International), conference ID 1096997.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning August 3, 2022, at 1 p.m. U.S. Eastern Time, to August 17, 2022, by calling (800) 770-2030 (U.S. & Canada), or (609) 800-9909 (International), access code 1096997.

About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create innovative packaging and engineered products that we believe make life better for people and the planet.  We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world.  Harnessing the strength in our diversity and industry leading talent of 47,000 global employees across more than 300 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy.  The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey.  For more information, visit our website, or connect with us on LinkedIn or Twitter.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted earnings per share, free cash flow, and comparable basis net sales, adjusted EPS and operating EBITDA.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking operating EBITDA is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.  Our estimates of the impact of COVID-19 are based on product mix and prior internal sales estimates compared to actual sales.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.

Our actual results may differ materially from those that we expected due to a variety of factors, including without limitation: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) increases in the cost of compliance with laws and regulations, including environmental, safety, and climate change laws and regulations; (6) labor issues, including the potential labor shortages, shutdowns or strikes, or the failure to renew effective bargaining agreements; (7) risks related to disruptions in the overall economy, persistent inflation, supply chain disruptions, and the financial markets that may adversely impact our business, including as a result of the COVID-19 pandemic; (8) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (10) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (11) risks related to future write-offs of substantial goodwill; (12) risks of competition, including foreign competition, in our existing and future markets; (13) risks related to market conditions associated with our share repurchase program; (14) risks related to market disruptions and increased market volatility as a result of Russia’s invasion of Ukraine; and (15) the other factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Three Quarterly Periods Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$3,726	$3,675	$11,074	$10,181
Costs and expenses:
Cost of goods sold	3,105	3,049	9,297	8,273
Selling, general and administrative	215	207	657	668
Amortization of intangibles	63	72	196	219
Restructuring and transaction activities	7	4	18	41
Operating income	336	343	906	980

Other expense	7	14	13	45
Interest expense	70	76	212	257
Income before income taxes	259	253	681	678
Income tax expense	52	59	148	173
Net income	$207	$194	$533	$505

Net income per share:
Basic	$1.61	$1.44	$4.02	$3.76
Diluted	1.58	1.40	3.93	3.67

Outstanding weighted-average shares: (in millions)
Basic	128.6	135.1	132.6	134.3
Diluted	130.7	138.5	135.6	137.7

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	July 2, 2022	October 2, 2021
Assets:
Cash and cash equivalents	$527	$1,091
Accounts receivable	1,974	1,879
Inventories	1,978	1,828
Other current assets	237	217
Property, plant, and equipment	4,560	4,756
Goodwill, intangible assets, and other long-term assets	7,609	8,111
Total assets	$16,885	$17,882

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$2,615	$3,165
Current and long-term debt	9,503	9,460
Other long-term liabilities	1,658	2,077
Stockholders’ equity	3,109	3,180
Total liabilities and stockholders' equity	$16,885	$17,882

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)
	Three Quarterly Periods Ended
	July 2, 2022	July 3, 2021
Cash flows from operating activities:
Net income	$533	$505
Adjustments to reconcile net cash provided by operating activities:
Depreciation	424	420
Amortization of intangibles	196	219
Non-cash interest	11	26
Deferred income tax	(66)	(53)
Share-based compensation expense	34	34
Settlement of derivatives	69	-
Other non-cash operating activities, net	(2)	60
Changes in working capital	(854)	(299)
Net cash from operating activities	345	912

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(556)	(520)
Other	6	-
Divestiture of businesses	125	165
Net cash from investing activities	(425)	(355)

Cash flows from financing activities:
Repayments on long-term borrowings	(16)	(3,287)
Proceeds from long-term borrowings	170	2,716
Proceeds from issuance of common stock	24	57
Debt financing costs	-	(20)
Repurchase of common stock	(637)	-
Net cash from financing activities	(459)	(534)
Effect of currency translation on cash	(25)	31
Net change in cash and cash equivalents	(564)	54
Cash and cash equivalents at beginning of period	1,091	750
Cash and cash equivalents at end of period	$527	$804

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment and Supplemental Comparable Basis Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended July 2, 2022
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,096	$927	$788	$915	$3,726

Operating income	$82	$104	$56	$94	$336
Depreciation and amortization	78	53	44	28	203
Restructuring and transaction activities (1)	3	1	3	—	7
Other non-cash charges	—	1	2	1	4
Operating EBITDA	$163	$159	$105	$123	$550

	Quarterly Period Ended July 3, 2021
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Reported Net sales	$1,095	$847	$828	$905	$3,675
Foreign currency and divestitures	(115)	—	(17)	(35)	(167)
Comparable Net sales (2)	$980	$847	$811	$870	$3,508

Operating income	$79	$76	$113	$75	$343
Depreciation and amortization	88	53	43	28	212
Restructuring and transaction activities (1)	3	—	—	1	4
Other non-cash charges	2	2	1	1	6
Reported Operating EBITDA	$172	$131	$157	$105	$565
Foreign currency and divestitures	(18)	—	(3)	(4)	(25)
Comparable Operating EBITDA (2)	$154	$131	$154	$101	$540

(1)	Primarily includes transaction activity costs related to the RPC acquisition.

Note:
 For comparison purposes to the June 2021 quarter, Operating EBITDA margins for the quarterly period ended July 2, 2022 would be increased by 130 basis points (to 16.0%) when adjusted for the impact of inflation on net sales of $301 million.

(2)
 In addition, the prior year comparable basis change excludes the impacts of foreign currency and recent divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended
	July 2, 2022	July 3, 2021
Net income	$207	$194
Add: other expense	7	14
Add: interest expense	70	76
Add: income tax expense	52	59
Operating income	$336	$343

Add: restructuring and transaction activities	7	4
Add: other non-cash charges	4	6
Adjusted operating income (2)	$347	$353

Add: depreciation	140	140
Add: amortization of intangibles	63	72
Operating EBITDA (2)	$550	$565

Cash flow from operating activities	$359	$274
Net additions to property, plant, and equipment	(191)	(155)
Free cash flow (2)	$168	$119

Net income per diluted share	$1.58	$1.40
Other expense, net	0.05	0.10
Restructuring and transaction activities	0.06	0.03
Amortization of intangibles from acquisitions (1)	0.48	0.52
Income tax impact on items above	(0.14)	(0.16)
Adjusted net income per diluted share (2)	$2.03	$1.89
Foreign currency and divestitures		(0.04)
Comparable adjusted net income per diluted share (2)		$1.85

Estimated Fiscal 2022
Cash flow from operating activities	$1,500
Net additions to property, plant, and equipment	(750)
Free cash flow (2)	$750

(1) Amortization of intangibles from acquisition will be added back for fiscal year 2022 and going forward to better align our calculation of adjusted EPS with peers.
(2) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth and comparable basis measures exclude the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less net additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA, Operating EBITDA, and comparable basis measures, among other measures, to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.
(BERY-F)

Company Contact:
Dustin Stilwell
Director, Head of Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

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